Exhibit 99.1

BRUSH ENGINEERED MATERIALS SUBSIDIARY COMPLETES
ACQUISITION OF TECHNI-MET, INC.

CLEVELAND, Ohio — February 4, 2008 — Brush Engineered Materials Inc. announced today that a wholly-owned subsidiary, Williams Advanced Materials Inc. (WAM), has completed the previously announced acquisition of the assets of privately held Techni-Met, Inc. The acquisition was completed following the granting of an early termination of the waiting period under the Hart-Scott-Rodino Improvements Act of 1976 and satisfaction of other conditions stipulated in the definitive agreement.

The transaction, valued at approximately $90 million, is being financed with internally generated cash and proceeds of approximately $30 million from the Company’s new $240 million revolving line of credit. The acquisition is expected to be accretive to earnings in 2008.

Based in Windsor, Connecticut, Techni-Met, Inc. has approximately 45 employees in two leased facilities in the Windsor area.

Techni-Met has been a long-standing customer of WAM and has partnered with the Company on various product development efforts over the years that have helped to support Techni-Met’s growth. Physical vapor deposition (PVD) targets from Williams’ Buffalo and Brewster, New York facilities are deposited by Techni-Met into single or multi-layer coatings onto flexible polymeric films. Value added films manufactured at the Windsor facilities supply a wide range of high-end applications in a range of advanced technology industries, including supporting downstream customers in developing more accurate diagnostic devices for diabetes management.

Commenting on the completion of the acquisition, Dick Hipple, Brush Engineered Materials’ Chairman, President and CEO, said, “We are excited to have Techni-Met team up with Williams. The combination of these highly complementary businesses extends WAM’s leadership and geographic reach in high-growth, technically demanding thin film markets, and allows us to pursue strategic growth opportunities in the medical diagnostics and other targeted markets. Further, it provides a new source of revenues and margin contribution to our organization.”

Over the past few years, the Williams Advanced Materials organization has undergone expansions and completed several important acquisitions to strengthen its leadership position in global growth markets. In 2007, WAM opened a new precision cleaning and reconditioning services facility in the Czech Republic and a new PVD operations and services center near Shanghai, China. In 2006, the company acquired CERAC, incorporated in Milwaukee, Wisconsin, a leading domestic provider of specialty inorganic materials. In 2005, following the acquisition of OMC Scientific Holdings Limited in Ireland, WAM purchased Thin Film Technology, Inc. of Buellton, California, a leader in the production of precision optical coatings, thin film hybrid circuits, and highly engineered thin film coatings and services.

Williams Advanced Materials Inc. is headquartered in Buffalo, New York. The Company manufactures precious, non-precious and specialty metal products at its facilities in North America, Europe and Asia, and provides value added services on a global basis. Major markets for WAM’s products include magnetic data storage, wireless, semiconductor, photonics, medical sensors, and key applications of the microelectronics markets.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:	Media:

Michael C. Hasychak (216) 383-6823	Patrick S. Carpenter (216) 383-6835

http://www.beminc.com